Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

INFOSONICS CORPORATION

InfoSonics Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Articles of Incorporation of the Company, as amended, restated and supplemented to date (collectively the “Charter”) are hereby amended as follows:

FIRST:The Charter of the Company is hereby amended by striking out the FIRST Article of the Charter and inserting in lieu thereof the following to effectuate a change in the name of the Company:

“FIRST.The name of the corporation is Cool Holdings, Inc.”

SECOND:The board of directors of the Company, by written consent signed by all of the directors pursuant to and in accordance with Section 2-408(c) of the Maryland General Corporation Law (the “MGCL”), duly advised and approved these Articles of Amendment.

THIRD:The amendment contained in these Articles of Amendment is limited to a change expressly authorized by Section 2-605(a)(1) of the MGCL to be made without action by the stockholders of the Company.

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IN WITNESS WHEREOF, InfoSonics Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer as of June 7, 2018. The Chief Executive Officer acknowledges that these Articles of Amendment are the act and deed of the Company, and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information, and belief.

ATTEST:INFOSONICS CORPORATION

By:/s/ Alfredo CarrascoBy:/s/ Mauricio Diaz

Name: Alfredo CarrascoName: Mauricio Diaz

Title: Chief Financial OfficerTitle: Chief Executive Officer